Exhibit 1.5

Vale Overseas Limited
(the “Company”)

Written Resolutions of the Sole Shareholder of the Company dated 7th January 2004 made in accordance with the Articles of Association of the Company

The undersigned, being the sole Shareholder of the Company, does hereby RESOLVE AS A SPECIAL RESOLUTION that paragraph 3 of the Memorandum of Association, shall be replaced by the following paragraph:

“3.	The objects for which the Company is established are restricted to:

(i) acting as a finance company by issuing Securities under the Indenture described below; and

(ii) any activities incidental or related thereto, including the entering into and performance of its obligations under, and the undertaking of all actions permitted or contemplated under:

(a)	the indenture made between the Company, Companhia Vale do Rio Doce and JPMorgan Chase Bank, as Trustee dated 8 March 2002, together with any supplemental indenture entered into between the Company, CVRD and JPMorgan Chase Bank, as Trustee, in accordance with the terms of that indenture (the original indenture, together with all supplemental indentures thereto, the “Indenture”);

(b)	any terms agreement, purchase agreement, underwriting agreement, registration rights agreement or other similar agreement entered into in connection with the issue or sale of any series of Securities (as defined in the Indenture) in accordance with the terms of the Indenture;

(c)	the Account Control Agreement to be made between the Company as Pledgor, and JPMorgan Chase Bank as Secured Party, Bank and Securities Intermediary;

(d)	the preparation and publication of any offering memorandum, prospectus, prospectus supplement or similar document in respect of the offering of any series of Securities under the Indenture or the listing thereof on any securities exchange;

(e)	the issue of and delivery of Securities in accordance with any registration rights agreement entered into in connection with the sale of any series of Securities issued under the Indenture;

(f)	the registration of any series of Securities issued under the Indenture with the United States Securities and Exchange Commission;

(g)	the taking of all actions and the execution, performance and delivery of all documents necessary, incidental or ancillary to any of the aforementioned objects, including, without limitation, the procurement of letters of credit to support any of the obligations under the Indenture or any notes to be issued thereunder.”

Signed

For and on behalf of Companhia Vale de Rio Doce:

/s/ Fabio Barbosa	/s/ Diego Hernandez